Exhibit 99.3

INSTRUMENT OF TRANSFER

NAME OF COMPANY :	Spring Cow Capital Limited
(the “Company”)
(Company Incorporated in the British Virgin Islands)

I/We, the Transferor	:	Wai LAU 劉慧
Occupation	:	Merchant
Address	:	FLAT A, 60/F, TOWER 2, MANHATTAN HILL, NO.1 PO LUN STREET, MEI FOO, KLN, Hong Kong, China

in consideration of the sum of dollars	:	USD500.00

paid to us/me by the Transferee	:	Hong Kong Maysunshine Investment Management Co., Limited 香港五月陽光投資管理有限公司
Occupation	:	Corporation
Address	:	UNIT 221, 2/F MIRROR TOWER 61 MODY RD TST EAST KL,
(hereinafter called “the Transferee”)	:	Hong Kong

do hereby transfer to the Transferee the 500 Ordinary Shares, standing in our/my name in the Register of the Company to hold unto the Transferee, their executors, administrators or assigns, subject to the several conditions upon which I/we hold the same at the time of execution hereof.

I/We, the Transferee, do hereby agree to take the said share subject to the same conditions.

Dated: December 11, 2025

Witness

Name	:	Jocyn
Address	:	1203C, 12F, Admiralty Centre, Tower 1, 18 Harcourt Road, Admiralty

/s/ Jocyn			/s/ Wai Lau
Signature of Witness			Wai LAU 劉慧 Transferor

Witness

Name	:	Xinyi Wei
Address	:	1203C, 12F, Admiralty Centre, Tower 1, 18 Harcourt Road, Admiralty	For and on behalf of Hong Kong Maysunshine Investment Management Co., Limited 香港五月陽光投資管理有限公司

/s/ Huiwu Wang
Authorised Signature(s)

/s/ Xinyi Wei
Signature of Witness			Hong Kong Maysunshine Investment Management Co., Limited 香港五月陽光投資管理有限公司 Transferee